Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Receives Expected NASDAQ Notice of Non-Compliance;

Company Intends to Request Hearing

Waltham, Mass., September 18, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has received the expected notification from the NASDAQ Listing Qualifications Department that the Company has not regained compliance since being notified on August 17, 2007 that the market value of its common shares was below the $50 million requirement for continued listing on The NASDAQ Global Market according to Marketplace Rule 4450(b)(1)(A). Pursuant to NASDAQ rules, the Company plans to request a hearing before a NASDAQ Listing Qualifications Panel. At the hearing, the Company will request continued listing on The NASDAQ Global Market pending completion of its plan to demonstrate compliance. The Company’s securities will remain listed on The NASDAQ Global Market throughout the hearing process.

The Company currently does not meet the alternative listing standard which requires $50 million in total assets and $50 million in total revenue in either the most recent fiscal year, or two of the three most recent fiscal years, according to Marketplace Rule 4450(b)(1)(B). While the Company expects to report total assets and revenues in excess of $50 million for the nine months ending September 30, 2007 and the full year ending December 31, 2007, NASDAQ measures the Company’s current compliance based on its most recently filed Annual Report on Form 10-K, which did not report $50 million in revenues.

As of December 31, 2006, Oscient had total assets of $279 million. For the fiscal year ended December 31, 2006, Oscient recorded $46.2 million in revenue. Since that time, Oscient has reported $39 million in revenues during the first half of 2007. The Company also reported total assets of $295 million at June 30, 2007.

The Company may also apply to transfer to The NASDAQ Capital Market as long as it meets the criteria for transfer. There can be no assurance that NASDAQ will grant the Company’s request for continued listing or transfer.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

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NASDAQ

September 18, 2007

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s election to request a hearing regarding the NASDAQ notice of non-compliance in order to stay delisting, (ii) the outcome of such hearing or related appeal by the Company, (iii) the Company’s anticipated revenue increases for the nine months ending September 30, 2007 and the fiscal year ending December 31, 2007, and (iv) the Company’s possible future application for transfer of its NASDAQ listing to The NASDAQ Capital Market. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to: (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) NASDAQ’s ability to exercise its discretion with respect to decisions regarding the Company’s listing; (c) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; and (f) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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